                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          IMAGING TECHNOLOGIES CORP.
         -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $0.05
       ------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45244U104
                    --------------------------------------
                                 (CUSIP Number)


                               December 31, 1999
  ---------------------------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 25 pages

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 2 of 25 Pages
-----------------------------               ----------------------------
----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name Citadel Limited Partnership
----------------------------------------------------------------
     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Illinois Limited Partnership
         U.S.A.
----------------------------------------------------------------
                        5.  SOLE VOTING POWER
          NUMBER OF                       0
           SHARES      -----------------------------------------
         BENEFICIALLY   6.  SHARED VOTING POWER
          OWNED BY          1,530,000 Warrants (exercisable
            EACH            into 1,530,000 Shares of
          REPORTING         Common Stock)(1)
           PERSON      -----------------------------------------
            WITH        7.  SOLE DISPOSITIVE POWER
                                          0
                       ------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                            See Row 6 above.
-----------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
------------------------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 [_]
------------------------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 3.0% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
-------------------------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         PN; HC
-------------------------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 3 of 25 Pages
-----------------------------               ----------------------------
----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name GLB Partners, L.P.
----------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware Limited Partnership
         U.S.A.
----------------------------------------------------------------
                               5.  SOLE VOTING POWER
             NUMBER OF                   0
              SHARES          ----------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
             OWNED BY              1,530,000 Warrants (exercisable
              EACH                 into 1,530,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ----------------------------------
             WITH              7.  SOLE DISPOSITIVE POWER
                                         0
                              ----------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
----------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
----------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                      [_]
----------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 3.0% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         PN; HC
----------------------------------------------------------------

(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 4 of 25 Pages
-----------------------------               ----------------------------

----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name Citadel Investment Group, L.L.C.
----------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware Limited Liability Company
         U.S.A.
----------------------------------------------------------------
                               5.  SOLE VOTING POWER
             NUMBER OF                   0
              SHARES          ----------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
             OWNED BY              1,530,000 Warrants (exercisable
              EACH                 into 1,530,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ----------------------------------
             WITH              7.  SOLE DISPOSITIVE POWER
                                         0
                              ----------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
----------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
----------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                      [_]
----------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 3.0% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         OO; HC
----------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 5 of 25 Pages
-----------------------------               ----------------------------

----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name  Kenneth Griffin
----------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
         U.S.A.
----------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ----------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               1,530,000 Warrants (exercisable
              EACH                 into 1,530,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ----------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ----------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                      See Row 6 above.
---------------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
---------------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                          [ ]
---------------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 3.0% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
---------------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         IN
---------------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 6 of 25 Pages
-----------------------------               ----------------------------

---------------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name Wellington Partners Limited Partnership
---------------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Illinois Limited Partnership
         U.S.A.
---------------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ---------------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               765,000 Warrants (exercisable
              EACH                 into 765,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ---------------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ---------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
---------------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
---------------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                           [ ]
----------------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 1.7% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
---------------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         PN; HC
---------------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 7 of 25 Pages
-----------------------------               ----------------------------

---------------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name WNPH, L.L.C.
---------------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
---------------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware Limited Liability Company
         U.S.A.
---------------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ---------------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               765,000 Warrants (exercisable
              EACH                 into 765,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ---------------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ----------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
---------------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
---------------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                       [ ]
---------------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 1.7% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         OO; HC
----------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 8 of 25 Pages
-----------------------------               ----------------------------
---------------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name WCH, L.L.C.
---------------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
---------------------------------------------------------------------

     3.  SEC USE ONLY
---------------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware Limited Liability Company
         U.S.A.
---------------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ---------------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               765,000 Warrants (exercisable
              EACH                 into 765,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ---------------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ----------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
---------------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
----------------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                         [ ]

---------------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 1.7% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         OO; HC
----------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 9 of 25 Pages
-----------------------------               ----------------------------
----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name NP Partners
----------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda General Partnership
----------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ----------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               765,000 Warrants (exercisable
              EACH                 into 765,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ----------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ----------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
----------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
----------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
----------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 1.7% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         PN
----------------------------------------------------------------

(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 10 of 25 Pages
-----------------------------               ----------------------------
----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name Kensington Global Strategies Fund, Ltd.
----------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda Company
----------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ----------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               765,000 Warrants (exercisable
              EACH                 into 765,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ----------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ----------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
----------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
----------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                     [_]
----------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 1.7% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         CO; HC
----------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 11 of 25 Pages
-----------------------------               ----------------------------
----------------------------------------------------------------
     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Name Olympus Securities, Ltd.
----------------------------------------------------------------

     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) [x]
                                                      (b) [_]
----------------------------------------------------------------

     3.  SEC USE ONLY
----------------------------------------------------------------

     4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda Company
----------------------------------------------------------------
                               5.  SOLE VOTING POWER
            NUMBER OF                   0
             SHARES           ----------------------------------
           BENEFICIALLY        6.  SHARED VOTING POWER
            OWNED BY               765,000 Warrants (exercisable
              EACH                 into 765,000 Shares of Common
            REPORTING              Stock)(1)
             PERSON           ----------------------------------
              WITH             7.  SOLE DISPOSITIVE POWER
                                        0
                              ----------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
----------------------------------------------------------------

     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         See Row 6 above.
----------------------------------------------------------------

    10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                     [_]
----------------------------------------------------------------

    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Up to 1.7% as of the date of filing of this statement. (Based on
         49,221,823 Shares of Common Stock issued and outstanding as of November
         10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.)
----------------------------------------------------------------

    12.  TYPE OF REPORTING PERSON*
         CO
----------------------------------------------------------------


(1)  See Item 4, Endnote 1.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 12 of 25 Pages
-----------------------------               ----------------------------

                                    SCHEDULE 13G
                                    ------------

Item 1(a)  Name of Issuer:   IMAGING TECHNOLOGIES CORP.


   1(b)  Address of Issuer's Principal Executive Offices:

                    11031 Via Frontera
                    Suite 100
                    San Diego, California 92127

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                    Citadel Limited Partnership
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Illinois Limited Partnership

                    GLB Partners, L.P.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware Limited Partnership

                    Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware Limited Liability Company

                    Kenneth Griffin
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    U.S. Citizen

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 13 of 25 Pages
-----------------------------               ----------------------------

                    Wellington Partners Limited Partnership
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Illinois limited partnership

                    WNPH, L.L.C.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware limited liability company

                    WCH, L.L.C.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware limited liability company

                    NP Partners
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Bermuda general partnership

                    Kensington Global Strategies Fund, Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Bermuda company

                    Olympus Securities, Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Bermuda company

   -----------------------------                  ----------------------------
    CUSIP NO. 45244U104                13G           Page 14 of 25 Pages
   -----------------------------                  ----------------------------

   2(d)  Title of Class of Securities:

                          Common Stock, par value $0.05 per share

   2(e)  CUSIP Number:     45244U104


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)  [__]  Broker or dealer registered under Section 15 of the Exchange
                    Act;

         (b)  [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)  [__]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

         (d)  [__]  Investment company registered under Section 8 of the
                    Investment Company Act;

         (e)  [__]  An investment adviser in accordance with Rule 13d-
                    1(b)(1)(ii)(E) ;

         (f)  [__]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)  [__]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

         (h)  [__]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)  [__]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 15 of 25 Pages
-----------------------------               ----------------------------

Item 4   Ownership:

CITADEL LIMITED PARTNERSHIP

   (a)  Amount beneficially owned:

1,530,000 Warrants (exercisable into 1,530,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 3.0% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

GLB PARTNERS,  L.P.

   (a)  Amount beneficially owned:

1,530,000 Warrants (exercisable into 1,530,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 16 of 25 Pages
-----------------------------               ----------------------------

Up to 3.0% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

CITADEL INVESTMENT GROUP, L.L.C.

   (a)  Amount beneficially owned:

1,530,000 Warrants (exercisable into 1,530,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 3.0% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 17 of 25 Pages
-----------------------------               ----------------------------

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

KENNETH GRIFFIN

   (a)  Amount beneficially owned:

1,530,000 Warrants (exercisable into 1,530,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 3.0% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 18 of 25 Pages
-----------------------------               ----------------------------

WELLINGTON PARTNERS LIMITED PARTNERSHIP

   (a)  Amount beneficially owned:

765,000 Warrants (exercisable into 765,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                          0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                          0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

WNPH, L.L.C.

   (a)   Amount beneficially owned:

765,000 Warrants (exercisable into 765,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 19 of 25 Pages
-----------------------------               ----------------------------

   (c) Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                          0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                          0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

WCH, L.L.C.

   (a)  Amount beneficially owned:

765,000 Warrants (exercisable into 765,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                          0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 20 of 25 Pages
-----------------------------               ----------------------------

         (iii)      sole power to dispose or to direct the disposition of:

                          0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

NP PARTNERS

   (a)  Amount beneficially owned:

765,000 Warrants (exercisable into 765,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                          0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                          0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 21 of 25 Pages
-----------------------------               ----------------------------

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

   (a)  Amount beneficially owned:

765,000 Warrants (exercisable into 765,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

   (c) Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                          0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                          0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

OLYMPUS SECURITIES, LTD.

   (a)  Amount beneficially owned:

765,000 Warrants (exercisable into 765,000 Shares of Common Stock)(1)

   (b)  Percent of Class:

Up to 1.7% as of the date of filing of this statement. (Based on 49,221,823 Shares of Common Stock issued and outstanding as of November 10, 1999, plus the Common Stock issuable upon exercise of the Warrants referred to in item (a) above.)

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 22 of 25 Pages
-----------------------------               ----------------------------

   (c) Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                    0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                    0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

(1) The securities reported herein include securities that the holders may acquire in the future through (i) the exercise of certain warrants to purchase shares of Common Stock at $.8750 per share (the "New Warrants") and (ii) the exercise of certain warrants to purchase shares of Common Stock at various exercise prices (the "Old Warrants").

None of the holders has the right to exercise Old Warrants for a number of shares of Common Stock in excess of the number of shares that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned (as defined in Rule 13d-3, but excluding the Old Warrants other than those with respect to which such determination is made) by the holder and its affiliates to exceed 4.9% of the outstanding shares of Common Stock following such exercise. Accordingly, no Reporting Person can be a "beneficial owner" of the shares underlying the Old Warrants so long as the Reporting Persons, together with their affiliates, beneficially own more than 4.9% of the securities of Issuer, and this Schedule shall not be construed as an admission that such holders of the securities reported herein are "beneficial owners" to such extent.

None of the holders has the right to exercise New Warrants for a number of shares of Common Stock (i) in excess of the number of shares that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned (as defined in Rule 13d-3, but excluding New Warrants other than those with respect to which such determination is made) by the holder and its affiliates to exceed 10% of the outstanding shares of Common Stock following such exercise, or (ii) to the extent that, after giving effect to such exercise, such holder would have acquired beneficial ownership (as defined in Rule 13d-3, but excluding New Warrants other than those with respect to which such determination is made) of a number of shares of Common Stock during the 60-day period ending on and including the date such exercise was implemented (the "60-Day Period") which,

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 23 of 25 Pages
-----------------------------               ----------------------------

when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-Day Period, is in excess of 10% of the shares of Common Stock outstanding immediately after giving effect to such exercise. Accordingly, no Reporting Person can be a "beneficial owner" of more than 10% of the securities of Issuer as a result of the ownership of New Warrants to the extent that the prohibitions in the foregoing sentence apply, and this Schedule shall not be construed as an admission that such holders of the securities reported herein are "beneficial owners" to such extent.

Item 5   Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Item 2 above.

Item 8   Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                    Not Applicable.

Item 10  Certification:

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------               ----------------------------
    CUSIP NO. 45244U104           13G           Page 24 of 25 Pages
-----------------------------               ----------------------------

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of February, 2000    /s/ Kenneth Griffin
                                         ----------------------------------
                                         Kenneth Griffin

CITADEL LIMITED PARTNERSHIP              CITADEL INVESTMENT GROUP, L.L.C.

By:  GLB Partners, L.P.,                 By:  /s/ Kenneth Griffin
     its General Partner                    -------------------------------
                                            Kenneth Griffin, President

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
   ----------------------------
    Kenneth Griffin, President

GLB PARTNERS, L.P.                         NP PARTNERS

By: Citadel Investment Group, L.L.C.,      By: WCH, L.L.C.,
    its General Partner                        its General Partner

                                           By: Citadel Limited Partnership,
                                               its Sole Member

By: /s/ Kenneth Griffin                    By: GLB Partners, L.P.,
   -------------------------                   its General Partner
   Kenneth Griffin, President
                                           By: Citadel Investment Group, L.L.C.,
                                               its General Partner

                                           By: /s/ Kenneth Griffin
                                              -------------------------
                                              Kenneth Griffin, President

WELLINGTON PARTNERS LIMITED                WCH, L.L.C.
PARTNERSHIP

By: Citadel Limited Partnership,           By: Citadel Limited Partnership,
    its General Partner                        its Sole Member

By: GLB Partners, L.P.,                    By: GLB Partners, L.P.,
    its General Partner                        its General Partner

By: Citadel Investment Group, L.L.C.,      By: Citadel Investment Group, L.L.C.,
    its General Partner                        its General Partner

By: /s/ Kenneth Griffin                    By: /s/ Kenneth Griffin
   --------------------------------           ----------------------------------
   Kenneth Griffin, President                 Kenneth Griffin, President

---------------------                                --------------------
  CUSIP NO. 45244U104               13G               Page 25 of 25 Pages
---------------------                                --------------------


WNPH, L.L.C.

By:  Wellington Partners Limited Partnership,
     its Sole Member

By:  Citadel Limited Partnership,
     its General Partner

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President

OLYMPUS SECURITIES, LTD.

By:  Citadel Limited Partnership,
     its Trading Manager

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

By:  Citadel Limited Partnership,
     its Trading Manager

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President